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                                                                   EXHIBIT 10.11

                               PURCHASE AGREEMENT

                                     between

                               EFUNDS CORPORATION

                                       and

                        WHEATON FRANCISCAN SERVICES, INC.

                                January 16, 2003

                          400 West River Woods Parkway
                               Glendale, Wisconsin
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                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT ("Agreement"), made as of January 16, 2003 (the "Effective Date"), by and between EFUNDS CORPORATION, a Delaware corporation ("Seller"), and WHEATON FRANCISCAN SERVICES, INC., an Illinois non-stock corporation ("Buyer"),

                              W I T N E S S E T H:

      In consideration of the covenants in this Agreement, Seller and Buyer agree as follows:

                                    ARTICLE 1

                                Purchase and Sale

      1.1 The Property. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, upon and subject to the terms and conditions in this Agreement, all of Seller's right, title and interest to the following property (collectively the "Property"):

      (a) The real property in the City of Glendale, County of Milwaukee, State of Wisconsin, commonly known as the eFunds Building, 400 West River Woods Parkway, Glendale, Wisconsin, as legally described in Exhibit A, together with all buildings, structures and improvements located on such real property, and all Seller's right, title and interest in and to all machinery, fixtures and equipment affixed or attached to such real property and all easements and rights appurtenant to such real property (all such real property, buildings, structures, improvements, machinery, fixtures, equipment, easements and rights are collectively the "Real Property");

      (b) All tangible property owned by Seller and located on the Real Property and in the Forrers Business Interiors, Inc. off-site public storage warehouse pursuant to that certain Storage/Asset Management Contract dated April 9, 2001 (the "Storage Contract") (excluding any and all personal computers, software, main frames, servers and tools in the back-up power rooms) (the "Personal Property") and listed and described on Schedule 1.1(b);

      (c) Assignable service contracts and agreements (collectively, the "Operating Agreements") listed and described on Schedule 1.1(c), as supplemented as set forth below, attached hereto and made a part hereof (the "List of Operating Agreements"), relating to the upkeep, repair and maintenance or operation of the Real Property or the Personal Property, which do not expire prior to the Closing Date, including, without limitation, the Storage Contract. Any New Operating Agreements (as defined in Section 7.1(b)) shall be deemed for purposes of this Agreement to constitute part of the List of Operating Agreements, and the List of Operating Agreements shall be deemed to have
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been revised to include and incorporate any such Operating Agreements;

      (d) Assignable warranties and guaranties (collectively, the "Warranties") issued to, and held in the name of, Seller in connection with the Real Property or Personal Property as set forth on Schedule 1.1(d) attached hereto;

      (e) All assignable building permits, certificates of occupancy, and other certificates, permits, licenses and approvals respecting Seller's use and occupancy of the Property as a general office building (the "Permits"), to the extent the Permits are in Seller's possession; and

      (f) For purposes of this Section 1.1, any Operating Agreements, Warranties and Permits which are "assignable" shall mean any Operating Agreements, Warranties and Permits under which assignment is permitted without the consent or approval of any person or entity other than Seller and without cost to Seller.

                                    ARTICLE 2

                                 Purchase Price

      2.1 Amount and Payment. The total Purchase Price for the Property shall be thirteen million dollars ($13,000,000.00) (the "Purchase Price"). At the Closing (as defined in Section 3.1) on the Closing Date (as defined in Section 3.1), Buyer shall pay the total Purchase Price for the Property, adjusted to reflect credits and prorations as provided in this Agreement, to Seller in immediately available funds. This is an all-cash sale and the terms hereof are NOT contingent upon Buyer obtaining financing even though Buyer may apply to a lending institution of Buyer's choice for a loan. Buyer understands and agrees that neither its receipt of a commitment from such a lending institution, its acceptance of such a commitment, nor its satisfaction of any condition set forth in such a commitment shall in any way be a condition of Buyer's obligations under this Agreement. Seller makes no representation or warranty as to Buyer's ability to obtain financing.

      2.2 Deposit. Buyer shall deposit in a strict joint order escrow with Title Company (as defined in Section 5.6) the sum of two hundred fifty thousand dollars ($250,000.00) (the "Deposit") within three (3) business days following the Effective Date. The Deposit shall be held by the Title Company in an interest-bearing account designated by Buyer. Buyer shall pay all fees associated with the investment of the Deposit. The Deposit shall be, except in the case of an uncured default by Seller or if Buyer elects to terminate this Agreement pursuant to Section 5.4, non-refundable to Buyer.


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                                    ARTICLE 3

                               Completion of Sale

      3.1 Place and Date. The purchase and sale of the Property shall be completed in accordance with Article 10 hereof (the "Closing"). The Closing shall be held via mail through the Title Company on March 31, 2003 (the "Closing Date"). Prior to the Closing Date, Seller and Buyer shall enter into a written escrow agreement with the Title Company in mutually acceptable form incorporating the provisions of this Agreement and specifying the manner and timing of deposits and disbursements related to the consummation of this transaction. At either party's option, the Closing may be effectuated through a so-called "New York Style Closing" with the concurrent delivery of the documents, funds, instruments and other items required pursuant to this Agreement and as may be reasonably necessary to accomplish the purposes contemplated by this Agreement, and the delivery of the Purchase Price to Seller prior to recordation of the Deed (as defined in Section 4.1). If either party so elects, Seller and Buyer shall incorporate provisions into the aforesaid escrow agreement to the extent reasonably necessary to effectuate the aforesaid "New York Style Closing."

                                    ARTICLE 4

                              Title to the Property

      4.1 Real Property. At Closing, Seller shall convey fee simple title to the Real Property to Buyer, by a duly executed and acknowledged Special Warranty Deed (the "Deed"), subject only to the Permitted Exceptions (as defined in Section 5.7).

      4.2 Personal Property. Subject to Seller's rights under Section 9.2, Seller shall transfer the Personal Property to Buyer, by a duly executed Bill of Sale (the "Bill of Sale"), free and clear of all liens, encumbrances, security interests and adverse claims of any kind or nature whatsoever caused by Seller.

      4.3 Contracts. Seller shall quit claim Seller's interest in the Operating Agreements and Warranties to Buyer, by a duly executed Quit Claim Assignment of Contracts (the "Assignment of Contracts").

      4.4 Permits. Seller shall quit claim Seller's interest in the Permits to Buyer, by a duly executed Quit Claim Assignment of Permits (the "Assignment of Permits").


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                                    ARTICLE 5

                             Review of the Property

      5.1 Delivery of Documents. As of the Effective Date, a data room designated by Seller at the Real Property shall contain the following documents (to the extent such documents are in the Seller's possession) (collectively, "Diligence Materials") to be made available to Buyer during the Property Approval Period:

      (a) All of the Operating Agreements and Warranties;

      (b) All of the Permits;

      (c) The annual expense statements with respect to the operation of the Real Property for the years 1999, 2000 and 2001 and for the first three calendar quarters of 2002, each showing in reasonable detail all expenses of the Real Property, together with bills for real property taxes and assessments for the most recent three (3) tax fiscal years, and any statements of capital expenditures, capital reserves and repairs and maintenance expenses for the most recent three (3) years;

      (d) All architectural, engineering and communications and other drawings, plans and specifications for the buildings, structures, improvements, machinery, fixtures and equipment included in the Real Property insofar as any thereof have heretofore been prepared by, for or at the request of Seller;

      (e) All reports, studies, investigations, and other materials insofar as any thereof have heretofore been prepared by, for or at the request of Seller concerning the design, construction, condition or status of the Real Property or any system, element or component thereof;

      (f) All reports, studies, investigations and other materials insofar as any thereof have heretofore been prepared by, for or at the request of Seller concerning the subsoil condition, environmental condition or status of the Real Property or any of the buildings, structures or improvements included in the Real Property, or any past or present Release (as defined in Section 5.8) or threatened Release of any Hazardous Substances (as defined in Section 5.8) in, on, under or within the Real Property or any other real property in the vicinity of the Real Property;

      (g) All environmental impact reports, environmental impact certifications and zoning, land use or development agreements relating to the Real Property heretofore prepared by, for or at the request of Seller;

      (h) All of the following documents pertaining to any owner's association with control or jurisdiction over any portion of the Real Property to the extent in the possession of Seller: Articles of Incorporation, Bylaws, Minutes of meetings of either any Board of Directors or of Owners, Members or Shareholders, Budgets, Operating Statements,


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Assessments, Statement of Capital or Operating Reserves, and any other related documents; and

      (i) Any Diligence Materials, provided or to be provided by Seller or its agents or consultants, pursuant to this Section 5.1, to Buyer have been or will be made available solely as an accommodation to Buyer and may not be relied upon by Buyer in connection with the purchase of the Property, and Seller makes no representation or warranty that it has provided to Buyer all of the information, documents or reports that may have been prepared with respect to the Property.

      (j) Buyer acknowledges and understands that the Diligence Materials shall not include any reports, studies, investigations, correspondence, information or other materials and documents which expressly restrict Seller's right to disseminate such reports, studies, investigations, correspondence, information or other materials and documents to any person or entity other than Seller; provided, however, that Seller shall provide Buyer with a list of such reports, studies, investigations, correspondence, information or other materials and documents specifying the name of such document, the party who prepared the document and the reason why such information cannot be provided to Buyer.

      (k) During the Property Approval Period, the data room shall be made available to Buyer during normal business hours upon providing Seller with two
(2) business days prior written notice, which notice shall specify the date and time Buyer intends to review the Diligence Materials located in the data room. Seller shall, unless Seller elects to waive such right, to accompany Buyer during Buyer's review of the Diligence Materials located in the data room. Buyer may, at its sole cost and expense, remove any of the Diligence Materials from the data room for the purpose of making copies of the same; provided that, Buyer has provided Seller with a written notice of the Diligence Materials to be removed from the data room and Seller has verified the same. In the event Buyer removes any Diligence Materials from the data room for the aforesaid purpose, Buyer must return said Diligence Materials to the data room within five (5) days of removal.

      (l) Buyer acknowledges that any information obtained by Buyer as a result of its access to the Property, the Diligence Materials, and performance of its due diligence activities shall be confidential, and Buyer hereby covenants with Seller that, except to the extent required by applicable law or order by a court of competent jurisdiction, neither Buyer nor any of its respective agents, consultants, contractors or representatives shall disclose or reveal any information relating to such parties' access to the Property and the performance of any due diligence thereon to any party or entity other than Seller and (subject to the proviso at the end of this sentence) Buyer's legal representatives and other advisors; provided that in the case of disclosures to Buyer's legal representatives and other advisors, such representatives and advisors of Buyer themselves shall agree in writing to keep such results confidential. Buyer shall indemnify, defend (with counsel acceptable to Seller) and hold the Seller and Seller's affiliates, and their respective officers, directors, shareholders, employees, agents,


                                       5
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successors and assigns harmless from and against any and all loss, cost, damage, liability or expense suffered or incurred by Seller and Seller's affiliates, and their respective officers, directors, shareholders, employees, agents, successors and assigns as a result of a breach by Buyer or any of its respective employees, agents, consultants or representatives of any of the terms of the immediately preceding sentence.

      5.2 Documents Obtained by Buyer.

      (a) During the Property Approval Period (as defined in Section 5.4), Buyer may obtain, at Buyer's expense, appraisals of the Real Property prepared by an appraiser selected by Buyer in accordance with standard industry practices, for Buyer's benefit and which shall be certified to Buyer.

      (b) During the Property Approval Period, Buyer may obtain, at Buyer's expense, a Phase I Environmental Assessment acceptable to Buyer in its sole and absolute discretion, covering the Real Property (the "Phase I Report") and, if recommended in the Phase I Report and consented to in writing by Seller, which consent shall not be unreasonably withheld or unduly delayed, but may be subject to any terms and conditions reasonably imposed by Seller in its sole discretion, including, without limitation, the prompt restoration of the Real Property to its condition prior to any such tests or inspections for the Phase II Report, at Buyer's sole cost and expense, and the delivery to Seller of a certificate of insurance naming Seller and its affiliates as an additional insured in form, scope and amount satisfactory to Seller with an insurance company approved by Seller, a Phase II Environmental Assessment acceptable to Buyer in its sole and absolute discretion (the "Phase II Report" which, together with the Phase I Report, is collectively referred to herein as the "Environmental Reports").

      (c) During the Property Approval Period, Buyer may obtain, at Buyer's expense, a structural engineering review (the "Structural Report") of the Property.

      (d) During the Property Approval Period, Buyer may obtain, at Buyer's expense, a geotechnical investigation report (the "Geotechnical Report") on unimproved portions of the Real Property evaluating the subsoil conditions of the same as to their suitability for future expansion.

      (e) Buyer shall provide to Seller copies of the Environmental Reports, Structural Report, Geotechnical Report, and all other tests, reports, analysis and other data obtained by or for Buyer pursuant to Buyer's due diligence review of the Property. All such copies shall be provided to Seller within twenty (20) days from the date such Environmental Reports, Structural Reports, Geotechnical Reports, and all other tests, reports, analysis or other data becomes available to Buyer, but in no event later than ten (10) business days prior to Closing.

      5.3 Access for Review. During the Property Approval Period, Seller shall provide Buyer and Buyer's representatives with access to the Real Property and the


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Personal Property to conduct the inspections and tests for the appraisal, Phase
I Report, Phase II Report (if consented to by Seller pursuant to Section 5.2(b)), Structural Report, Geotechnical Reports and other due diligence discussed in Section 5.4. During the Property Approval Period, Buyer and Buyer's representatives may have access to the Diligence Materials located in the data room in accordance with the terms and provisions of Section 5.1 hereof. Seller shall permit Buyer and Buyer's representatives to interview Seller's personnel engaged in operation and maintenance of the Real Property as Buyer, in Buyer's discretion, considers reasonably necessary or desirable in the circumstances. Buyer understands and agrees that any on-site inspections of the Real Property and interviews shall occur at reasonable times agreed upon by Seller and Buyer after two (2) business days prior written notice to Seller and shall be conducted so as not to interfere with, or shall take into consideration the use and operation of the Real Property. Seller shall, unless Seller elects to waive such right, accompany Buyer or its representatives during any such on-site inspections and interviews. Any information, documents or reports, provided or to be provided by Seller or its agents or consultants, pursuant to this Section 5.3, to Buyer have been or will be made available solely as an accommodation to Buyer and may not be relied upon by Buyer in connection with the purchase of the Property, and Seller makes no representation or warranty that it has provided to Buyer all of the information, documents or reports that may have been prepared with respect to the Property. Buyer will conduct prior to the expiration of the Property Approval Period, its own investigation of the environmental condition and physical condition of the Property to the extent Buyer deems such an investigation to be necessary or appropriate. Buyer shall indemnify and defend Seller against and hold Seller harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees, costs and disbursements (collectively, "Claims"), arising from any bodily injury, property damage or mechanics' lien claim caused by Buyer in connection with entry on the Real Property by Buyer pursuant to this Section 5.3; provided, however, Buyer's foregoing obligations shall not include any obligation or duty with respect to Claims (including Claims that the Real Property has declined in value) arising out of, resulting from or incurred in connection with (i) the discovery of any Hazardous Substances, or (ii) the results, findings or analyses of Buyer's environmental investigation of the Real Property. At Seller's election, Buyer shall either (i) reimburse Seller upon demand for the cost to repair any damage to the Property arising out of Buyer's inspections and/or the actions of any of Buyer's employees, representatives, contractors, and agents, or (ii) restore or replace the Property to its condition existing immediately prior to Buyer's inspections and/or the actions of any of Buyer's employees, representatives, contractors, and agents. Upon the request of Seller, prior to performing any inspections on the Property, Buyer or its agent shall obtain insurance certificates from its commercial general liability carriers naming Seller and its agents as additional insureds, and shall provide copies thereof to Seller. If requested by Seller, Buyer shall require its third party inspectors and contractors to obtain commercial general liability insurance naming Seller, its agents and Buyer as additional insureds. Each insurance policy so obtained shall be in an amount of not less than $1,000,000 combined single limit per occurrence for bodily injury (including death) and property damage. Buyer's obligation under this Section 5.3 shall survive the Closing or earlier termination of this Agreement.


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
      5.4 Property Approval Period. During the Property Approval Period (as defined below), Buyer shall have the right to review and investigate the physical and environmental condition of the Property, the expenses of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Real Property, the construction of improvements on the Real Property, the state of title to the Real Property, the Diligence Materials, and any other factors or matters relevant to Buyer's decision to purchase the Property. As used in this Agreement, the phrase "Property Approval Period" shall mean the period commencing on the Effective Date and ending at 5:00 p.m. Central Standard Time on the forty-fifth (45th) day after the Effective Date. Buyer may determine whether or not the Property is acceptable to Buyer (in Buyer's sole and absolute discretion) within the Property Approval Period. If, during the Property Approval Period, Buyer determines that the Property is not acceptable, then Buyer shall deliver to Seller written notice of Buyer's determination prior to the expiration of the Property Approval Period and this Agreement shall terminate and neither party shall have any rights or obligations hereunder (except those rights and obligations that expressly survive the termination of this Agreement), and the Deposit (and any interest accrued thereon) shall be returned to Buyer. If Buyer fails to provide Seller a notice of termination on or before the expiration of the Property Approval Period (TIME BEING OF THE ESSENCE WITH RESPECT TO THE GIVING OF SUCH NOTICE), Buyer shall be deemed to have (i) approved all aspects of the Property; (ii) elected to proceed with the purchase of the Property pursuant to the terms hereof, and (iii) waived any rights to terminate this Agreement pursuant to Article 5 hereof.

      5.5 Survey. Buyer acknowledges and confirms that Buyer has received that certain ALTA/ACSM Land Title Survey dated October 23, 2002, certified by Mark L. Wertz of Land Information Services, Inc., as Job Number S02-230-RO-AL (the "Existing Survey"). Seller shall pay the cost of the Existing Survey delivered to Buyer pursuant to this Section 5.5, including the cost of completing the Existing Survey to show the minimum, standard items from Table "A" of the "Land Title Survey Standards" including, without limitation, the location of all easements set out in the Commitment (defined below), and having the Existing Survey to be recertified to Buyer, Title Company and Buyer's lenders, if any ("Lender") (the completed and recertified Existing Survey to be referred to herein as the "Survey"); provided, however, Buyer shall pay for all other costs and expenses incurred in connection with any additional optional items from Table "A" of the "Land Title Survey Standards" requested by Buyer or Lender, and any changes, modifications or revisions to the Survey requested by Buyer or Lender.

      5.6 Title. Buyer acknowledges and confirms that Buyer has received that certain title commitment (the "Existing Commitment") prepared by Chicago Title Insurance Company (the "Title Company") with an effective date of March 11, 2002 and known as Commitment No. 1130970 and covering the Real Property. Seller shall order an update of the Existing Commitment on the Effective Date and such updated title commitment (the "Commitment") shall be delivered to Buyer upon Seller's receipt of such Commitment and shall be accompanied with complete and legible copies of all exception documents


                                       8
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referred to therein and provided by the Title Company, excepting only security documents which will be discharged and/or released at or prior to Closing.

      5.7 Survey/Title Approval. Buyer shall, within twenty (20) days following the receipt of both the Survey and Commitment, but in no event later than ten
(10) days before the expiration of the Property Approval Period, provide written notice to Seller of any matters shown by the Commitment or Survey which are not satisfactory to Buyer, which notice (the "Title Notice") must specify the reason such matters are not satisfactory and the curative steps necessary to remove the basis for Buyer's disapproval, if any. The parties shall then have fifteen (15) days following the receipt of the Title Notice to make such arrangements or take such steps as they shall mutually agree to satisfy Buyer's objections; provided, however, that Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title or survey objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Buyer given or entered into on or prior to the expiration of the Property Approval Period which recites that it is in response to a Title Notice. It is acknowledged and agreed that Seller shall be deemed to be have cured a title or survey objection if Seller obtains the commitment of the Title Company to insure or endorse over such title and/or survey objection and pays all costs charged by the Title Company for such insurance. Buyer's sole right with respect to any Commitment or Survey matter to which it objects in a Title Notice given in a timely manner which Seller does not undertake to cure by written notice or written agreement as aforesaid shall be to elect by providing Seller with written notice thereof within ten (10) days following the expiration of the aforesaid fifteen (15) day period to either (i) terminate this Agreement or (ii) accept a conveyance of the Real Property subject to the Permitted Exceptions, specifically including any matter objected to by Buyer in the Title Notice which Seller is unwilling or unable to cure, without any deductions or offsets to the Purchase Price. For purposes of this Agreement, the term "Permitted Exceptions" shall mean all title exceptions and survey matters pertaining to the Real Property which: (i) are not the subject of a Title Notice made by Buyer pursuant to this Section 5.7, (ii) constitute title and/or survey objections made by Buyer in the Title Notice which Seller shall have elected not to cure (or cause the Title Company to endorse over), and which Buyer has elected to accept pursuant to this Section 5.7, (iii) liens, exceptions or restrictions or other matters caused or created by Buyer, its respective affiliates, agents, employees or contractors, (iv) taxes and special assessments not due or payable as of the Closing Date, or (v) Covenants and Restrictions (as defined in Section 7.1(c)).

      5.8 Environmental Definitions. As used in this Agreement, the following definitions shall apply: "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980,


                                       9
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42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42
U.S.C. Section 6901, et seq., and the Clean Water Act, 33 U.S.C. Section 1251, et seq. "Hazardous Substances" shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, black mold, and chemicals which may cause cancer or reproductive toxicity. "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Substances into or through soil, surface water or groundwater.

      5.9 Assumption of Operating Agreements. Prior to the expiration of the Property Approval Period, Buyer shall notify Seller which Operating Agreements set forth on the List of Operating Agreements and Warranties set forth on
Schedule 1.1(d) Buyer has elected to assume (to the extent assignable as set forth in Section 1.1(f)). The Operating Agreements and Warranties which Buyer elects not to assume shall be terminated by Seller no later than the Closing.

      5.10 Personal Property Inspection. During the Property Approval Period, Buyer shall have access to the Personal Property (which access shall be similar to the type and kind of access which has been provided to Seller as of the Effective Date) located in the Forrers Business Interiors, Inc. public storage warehouse to verify with Seller the Personal Property set forth on Schedule 1.1(b) hereof. Seller shall, unless Seller elects to waive such right, to accompany Buyer during Buyer's visits to such facility. Buyer shall restore or replace the Personal Property to its condition existing immediately prior to Buyer's such visits to the facility. All costs, fees and expenses associated with Buyer and Seller's verification of Schedule 1.1(b) shall be paid by Buyer.

                                    ARTICLE 6

                         Representations and Warranties

      6.1 Seller. Seller hereby makes the following representations and warranties to Buyer as of the Effective Date and as of the Closing Date:

      (a) Seller is a corporation duly organized and validly existing under the laws of the State of Delaware authorized to do business in the State of Wisconsin. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to the


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effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

      (b) There are no persons leasing, using or occupying the Real Property or any part thereof except Seller.

      (c) To Seller's knowledge, Seller has received no written notice of any kind from any insurance broker, agent or underwriter that any noninsurable condition exists in, on or about the Real Property or any part thereof. To Seller's knowledge, Seller has not received any written notice, within the past three (3) years from the Effective Date, of any uncured violation of applicable building, zoning, land use, environmental, antipollution, health, fire, safety, access and accommodations for the physically handicapped, subdivision, energy and resource conservation or similar laws, statutes, rules, regulations and ordinances and all covenants, conditions and restrictions applicable to the Real Property.

      (d) To Seller's knowledge, there is no litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending, or threatened in writing, against or involving Seller relating to the Real Property or any part thereof. To Seller's knowledge, Seller has not received written notice of any condemnation or eminent domain action or proceeding of any kind pending or threatened or being contemplated with respect to the Real Property or any part thereof. There is no legal or administrative action or proceeding, initiated or filed by Seller, pending to contest or appeal the amount of real property taxes or assessments levied against the Real Property or any part thereof or the assessed value of the Real Property or any part thereof for real property tax purposes.

      (e) Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

      (f) References to the "knowledge" of Seller shall refer only to the current actual knowledge of Mr. Frank Reck and Mr. Scott Knusta, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to any property manager (if any), or to any other officer, agent, manager, representative or employee of Seller, or any affiliate thereof or to impose upon Mr. Frank Reck and Mr. Scott Knusta any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of Mr. Frank Reck and Mr. Scott Knusta arising out of any representation or warranties made herein.

      6.2 Buyer. Buyer hereby makes the following representations and warranties to Seller as of the Effective Date and as of the Closing Date:

      (a) Buyer is a non-stock corporation duly incorporated and organized and validly existing and in good standing under the laws of the State of Illinois authorized to do business in the State of Wisconsin. Prior to the expiration of the Property Approval Period, Buyer shall have obtained its Board of Directors' approval necessary to consummate the transaction contemplated in this Agreement. Buyer has full corporate power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

      (b) Buyer has examined the Property and is purchasing the Property in an "AS IS" and "WHERE IS" condition with all faults and without representation or warranty of any kind as of the Closing Date, it being understood and agreed that Buyer is relying solely on its own inspections, engineering studies and reports, economic and feasibility studies and examinations of the Property and Buyer's own determination of the condition of the Property. Buyer further acknowledges that Buyer has not been influenced to enter into this transaction nor has it relied upon any warranties or representations of any kind, whether express or implied, including, without limitation, WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE or upon the disclosure or non-disclosure of any fact or other information concerning the Property. Further, to the extent Seller or Seller's agents, attorneys, or other representatives may have made any warranties and representations at all concerning the Property, Buyer hereby releases and discharges Seller and Seller's agents, attorneys, and other representatives from any and all claims, demands, causes of action and suits whatsoever which Buyer now has or at any time hereafter may have by virtue of any inaccuracy or incompleteness of any such warranty or representation. The provisions of this Section shall survive the delivery of the Deed to the Buyer;

      (c) On the Closing Date, Buyer will have sufficient funds available to consummate the closing of the transaction described in this Agreement; and

      (d) Neither the execution or delivery of this Agreement by Buyer, nor the performance by Buyer of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be "a prohibited transaction" within the meaning of
Section 406 of Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, any successor statute and any applicable regulations or guidance promulgated thereunder or Section 4975 of the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder. The terms and provisions of this Section 6.2(d) shall survive the Closing.

      Buyer acknowledges that except as otherwise provided in the Agreement, Seller has made no representations or warranties to Buyer regarding: (i) the use of the Property for Buyer's intended purpose; (ii) the economic viability, profitability or business potential of the Property, (iii) the environmental condition or status of the Property, (iv) the status or condition of title to the Property, or (v) the nature, extent and applicability of any permits, zoning and building restrictions applicable to the Property.

                                    ARTICLE 7

                                    Covenants

      7.1 Seller. Seller covenants and agrees with Buyer as follows:

      (a) Between the Effective Date and the Closing Date, Seller shall not, without the prior approval of Buyer, which approval may be withheld in the reasonable discretion of Buyer, in any respect (1) execute any lease, sublease or other occupancy agreement affecting the Real Property or any portion thereof or (2) move any Personal Property either from the off-site facility to the Real Property or from the Real Property to the off-site facility or within the Real Property. Between the Effective Date and the Closing Date, Seller shall use reasonable efforts to: (i) manage, operate, maintain and repair the Real Property and the Personal Property in a manner generally consistent with the manner in which Seller has operated, managed, maintained or repaired the Real Property and Personal Property prior to the Effective Date, (ii) keep the Real Property and the Personal Property and every part thereof in good repair and working order (normal wear and tear excepted), (iii) comply with the Permits and all covenants, conditions, restrictions, laws, statutes, rules, regulations and ordinances applicable to the Real Property or the Personal Property; (iv) promptly give Buyer copies of all notices received by Seller asserting any breach or default under the Operating Agreements or any violation of the Permits or any covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinances applicable to the Real Property or the Personal Property, and (v) perform when due all of Seller's obligations under the Operating Agreements, Warranties and the Permits in accordance with the Operating Agreements, Warranties and the Permits and all applicable laws. Notwithstanding the foregoing, Seller shall have the right to contest or challenge any breach or default asserted under the Operating Agreements and Warranties or violation of Permits or applicable laws, rules and regulations. Between the Effective Date and the Closing Date, Seller shall maintain the property insurance coverage it has as of the Effective Date relating to the Real Property.

      (b) A copy of any amendment or renewal of an Operating Agreement or any new Operating Agreement (collectively, the "New Operating Agreements" and individually "New Operating Agreement") which Seller wishes to execute between the day after the Effective Date and the Closing Date will be submitted to Buyer prior to its execution by Seller. Buyer shall notify the Seller in writing within three (3) business days ("New Operating Agreement Approval Period") after its receipt thereof (and any additional information reasonably requested by Buyer from Seller relating to any of the New Operating Agreements) of either its approval or disapproval thereof, which approval shall not be unreasonably withheld, conditioned or delayed. In the event Buyer notifies Seller in writing within the New Operating Agreement Approval Period that Buyer does not approve any New Operating Agreement, then Seller shall not enter into such New Operating Agreement unless such New Operating Agreement is required under applicable law for the operation, use and maintenance of the Property. In the event Buyer fails to notify Seller in writing of its approval or disapproval within the New Operating Agreement Approval Period, Buyer shall be deemed to have approved any such New Operating Agreement. Notwithstanding the foregoing, nothing contained in this Section 7.1(b) or this Agreement shall prohibit Seller from entering into an Operating Agreement which either expires on or before the Closing or is terminable upon no more than ten (10) days written notice from Seller to the other party to such Operating Agreement without cost or penalty to Buyer;

      (c) As promptly as practical after the Effective Date, Seller shall notify the Estabrook Corporate Park Owners' Association, Inc. (the "Association") that it has entered into this Agreement and Seller shall deliver a copy of this Agreement (or other reasonable evidence of the terms and provisions hereof) to the Association, all pursuant to those provisions contained in the Declaration of Covenants and Restrictions dated June 28, 1990 and recorded as Document No. 6394889, as amended (the "Covenants and Restrictions") granting a right of first refusal to the Association to purchase the Real Property. Seller shall promptly following the expiration of the twenty (20) day period during which the Association has to exercise its right of first refusal notify Buyer in writing if the Association has elected to purchase the Real Property pursuant to its right of first refusal. If the Association has elected to purchase the Real Property, then this Agreement shall terminate and neither party shall have any rights or obligations hereunder (except those rights and obligations that expressly survive the termination of this Agreement), and the Deposit (including any interest accrued thereon) shall be returned to Buyer. It is intended that the right of first refusal process shall be completed within forty-five (45) days following the Effective Date; however, Seller is not responsible for any delays caused by the Association.

      (d) The representations and warranties of Seller set forth in Section 6.1 hereof shall survive for a period of one (1) year after the Closing hereof. No claim for a breach of any representation, warranty or other statement of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to the Closing Date. Buyer shall be deemed to have knowledge of the terms and provisions of this Agreement, any studies, tests, documents, reports or analyses prepared by or for Buyer, the Diligence Materials, the Existing Survey, the Survey, the Existing Title Commitment, the Commitment and all underlying title documents in connection thereto, the Permitted Exceptions, the Operating Agreements as set forth on the List Operating Agreement, the Warranties, and the Permits. Except as otherwise expressly provided herein, Seller shall have no liability to Buyer resulting from, connected with or arising out of (collectively, the "Seller's Liabilities"): (i) any breach or violation by Seller of any representation, warranty, indemnity, covenant, agreement or promise of Seller set forth in this Agreement, (ii) Seller's default hereunder or failure to comply with any duty, responsibility or obligation of Seller set forth in this Agreement, and/or (iii) any indemnification obligations of Seller set forth in this Agreement unless (a) the Closing hereunder shall have occurred (or shall have failed to occur because of such breach, violation, default or failure to comply by Seller), and (b) written notice containing a description of the specific nature of such Seller's Liabilities shall have been given by Buyer to Seller prior to the expiration of said one (1) year period and an action shall have been commenced by Buyer against Seller within fifteen (15) months after the Closing Date. Seller shall not be liable to Buyer if Buyer's claim is satisfied from any insurance policies or Operating Agreements. Notwithstanding anything to the contrary contained herein, in no event shall the liability of Seller for the Seller's Liabilities exceed, in the aggregate, Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) (the "Cap") or include any consequential, incidental or punitive damages including, without limitation, any claim for damages as a result of lost profit.

      (e) Between the Effective Date and the Closing Date, Seller shall not in any manner sell, convey, assign, transfer, encumber or otherwise dispose of its interest in the Real Property and the Personal Property.

      (f) Seller shall cause to be removed or deleted from title to the Real Property on or before the Closing Date any mortgage or lien associated with financing caused by Seller other than a Permitted Exception which may be removed or deleted by the payment of money; provided, however, Seller's failure to so remove or delete any such exception shall entitle Buyer to cause any such exception to be removed or deleted and all costs incurred and amounts paid by Buyer in connection therewith shall be credited to the payment of the Purchase Price in accordance with Section 2.1.

      7.2 Buyer. Buyer covenants and agrees with Seller as follows:

      (a) Buyer acknowledges that the Property is subject to, and that Buyer is taking subject to, the Covenants and Restrictions, which in part and substance provide that prior to June 1, 2010 the Property may not be sold, transferred or conveyed to any party which would render the Property exempt from property taxation without the written consent of the Community Development Authority of the City of Glendale. Buyer covenants and agrees that it shall not make application for or otherwise claim any exemption from property taxation prior to June 1, 2010. In the event Buyer or Buyer's agents, representatives, employees, directors, officers, successors and/or assigns claims any exemption from property taxation prior to June 1, 2010, Buyer agrees to protect, indemnify, defend (with counsel acceptable to Seller) and hold Seller and Seller's affiliates, and their respective officers, directors, shareholders, employees, agents, successors and assigns harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys' fees and costs), damages or injuries suffered or incurred and arising out of, resulting from, relating to or connected with such claim of exemption from property taxation prior to June 1, 2010. The terms and provisions of this indemnity shall survive Closing.

      (b) The representations and warranties of Buyer set forth in Section 6.2 hereof shall survive the Closing for a period of one (1) year; provided, however, that the representations and warranties of Buyer set forth in Subsections 6.2(a) and 6.2(d) above shall survive the Closing indefinitely. Buyer shall have no liability with respect to any of the representations or warranties made by Buyer in this Agreement if, prior to the

Closing, Seller has knowledge (as defined herein) of information (from whatever source, including Buyer and Buyer's agent and employees) that contradicts any of such representations and warranties, or renders any of such representations and warranties untrue or incorrect, and Seller nevertheless consummates the transaction contemplated by this Agreement. In addition, Buyer shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Buyer prior to the expiration of said one (1) year period; provided, however, that the foregoing limitations shall not apply to the representations and warranties of Buyer set forth in Subsections 6.2(a) and 6.2(d) above.

      7.3 Casualty Damage. If, before the Closing Date, the improvements on the Real Property are damaged by any casualty and the cost to restore such improvements, is certified by a third-party adjuster mutually acceptable to Buyer and Seller to be more than five hundred thousand dollars ($500,000.00), Buyer shall have the right, by giving written notice to Seller within fifteen
(15) days after Seller gives notice of the occurrence of such casualty to Buyer, to terminate this Agreement, in which event this Agreement shall terminate and neither party shall have any rights or obligations hereunder (except the rights and obligations that expressly survive the termination of this Agreement), and the Deposit (including any interest accrued thereon) shall be returned to Buyer. If, before the Closing Date, the improvements on the Real Property are damaged by any casualty and the cost to restore such improvements is certified by a third-party adjuster mutually acceptable to Buyer and Seller to be five hundred thousand dollars ($500,000.00) or less, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, Seller shall assign to Buyer, on delivery of the Deed, all amounts recovered or recoverable on account of any applicable insurance. Seller shall give notice to Buyer promptly after the occurrence of any damage to the improvements on the Real Property by any casualty. Buyer shall have a period of fifteen (15) days (or such shorter period as Buyer may elect by giving written notice to Seller) after Seller has given the notice to Buyer required by this
Section 7.3 to evaluate the extent of the damage and make the determination as to whether to terminate this Agreement. If necessary, the Closing Date shall be postponed until Seller has given the notice to Buyer required by this Section
7.3 and the period of fifteen (15) days described in this Section 7.3 has expired.

      7.4 Eminent Domain. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of all or any material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer's intended use, Buyer shall have the right, by giving written notice to Seller within fifteen (15) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate and neither party shall have any rights or obligations hereunder (except the rights and obligations that expressly survive the termination of this Agreement), and the Deposit (including any interest accrued thereon) shall be returned to Buyer. If Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such award) payable on account of the taking shall be transferred to Buyer. Seller shall give notice to Buyer promptly after Seller's receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. Buyer shall have a period of fifteen (15) days (or such shorter period as Buyer may elect by giving written notice to Seller) after Seller has given the notice to Buyer required by this Section 7.4 to evaluate the extent of the taking and make the determination as to whether to terminate this Agreement. If necessary, the Closing Date shall be postponed until Seller has given the notice to Buyer required by this Section 7.4 and the period of fifteen (15) days described in this Section 7.4 has expired.

                                    ARTICLE 8

                              Conditions Precedent

      8.1 Seller. The obligations of Seller under this Agreement are subject to satisfaction of all of the conditions set forth in this Section 8.1. Seller may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing. After the Closing, any such condition that has not been satisfied shall be treated as having been waived in writing. No such waiver shall constitute a waiver by Seller of any of its rights or remedies if Buyer defaults in the performance of any material covenant or agreement to be performed by Buyer under this Agreement or if Buyer breaches any representation or warranty made by Buyer in Section 6.2. If any condition set forth in this Section 8.1 is not fully satisfied or waived in writing by Seller at Closing, this Agreement shall, at Seller's option, terminate, but without releasing Buyer from liability if Buyer defaults in the performance of any such covenant or agreement to be performed by Buyer or if Buyer breaches any such representation or warranty made by Buyer before such termination.

      (a) The Association's waiver of or failure to exercise its right of first refusal to purchase the Property as created under the Covenants and Restrictions.

      (b) On the Closing Date, Buyer shall not be in default in the performance of any material covenant or agreement to be performed by Buyer under this Agreement.

      (c) On the Closing Date, all representations and warranties made by Buyer in Section 6.2 shall be materially true and correct as if made on and as of the Closing Date.

      (d) On the Closing Date, no judicial or administrative suit, action, investigation, inquiry, temporary restraining order, preliminary injunction, permanent injunction or other proceeding by any person shall have been instituted against Seller or Buyer which challenges the validity or legality of any of the transactions contemplated by this Agreement.

      8.2 Buyer. The obligations of Buyer under this Agreement are subject to satisfaction of all of the conditions set forth in this Section 8.2. Buyer may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing. After the Closing, any such condition that has not been satisfied shall be treated as having been waived in writing. No such waiver shall constitute a waiver by Buyer of any of its rights or remedies if Seller defaults in the performance of any covenant or agreement to be performed by Seller or if Seller breaches any representation or warranty made by Seller in Section 6.1. If any condition set forth in this Section 8.2 is not fully satisfied or waived in writing by Buyer by the Closing Date, this Agreement shall, at Buyer's option, terminate, but without releasing Seller from liability if Seller defaults in the performance of any such covenant or agreement to be performed by Seller or if Seller breaches any such representation or warranty made by Seller before such termination.

      (a) On the Closing Date, Seller shall not be in default in the performance of any material covenant or agreement to be performed by Seller under this Agreement.

      (b) On the Closing Date, all representations and warranties made by Seller in Section 6.1 shall be materially true and correct as if made on and as of the Closing Date.

      (c) On the Closing Date, no judicial or administrative suit, action, investigation, inquiry, temporary restraining order, preliminary injunction, permanent injunction or other proceeding by any person shall have been instituted against Buyer or Seller that challenges the validity or legality of any of the transactions contemplated by this Agreement or which, if adversely determined, would materially adversely affect the value of the Property.

      (d) On the Closing Date, the Title Company shall be unconditionally and irrevocably committed to issue to Buyer an American Land Title Association Owner's Policy (10/17/92) of title insurance, with liability not less than the Purchase Price, insuring Buyer that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer acknowledges and understands that in no event shall Seller be responsible for obtaining any endorsements to the aforesaid Owner's Title Policy.

                                    ARTICLE 9

                                    Occupancy

      9.1 Buyer Pre-Closing Occupancy. After the expiration of the Property Approval Period, Buyer shall have the right to have access to the Real Property for the purpose of space planning, designing, installing cabling and wiring, and preparing for reworking and remodeling the building for Buyer's use and occupancy following the Closing Date (subject to the terms and provisions of Section 9.2 hereof). Buyer understands and agrees that such access shall occur at reasonable times during business hours agreed upon by Buyer and Seller and shall be conducted as not to unreasonably interfere with, or shall take into consideration, the use and operation of the Real Property. Seller shall, unless Seller elects to waive such right, to accompany Buyer during such on-site visits for the aforesaid purposes. Upon the request of Seller, prior to performing any work related to Buyer's on-site visits for the purposes space planning, designing, installing cabling and wiring, and preparing for reworking and remodeling the building for Buyer's use and occupancy on the Real Property, Buyer or its agent shall obtain insurance certificates from its commercial general liability carriers naming Seller and its agents as additional insureds, and shall provide copies thereof to Seller. If requested by Seller, Buyer shall require its third party contractors, architects, engineers and consultants to obtain commercial general liability insurance naming Seller, its agents and Buyer as additional insureds. Each insurance policy so obtained shall be in an amount of not less than $1,000,000 combined single limit per occurrence for bodily injury (including death) and property damage. In the event this Agreement is terminated for any reason whatsoever, Buyer shall restore or replace the Property to its condition existing immediately prior to Buyer's on-site visits for the purposes of space planning, designing, installing cabling and wiring, and preparing for reworking and remodeling the building for Buyer's use and occupancy. Buyer's obligation under this Section shall survive the Closing or earlier termination of this Agreement.

      9.2 Seller Post-Closing Occupancy. Seller shall have the right following the Closing Date to continue to occupy those portions of the first floor and second floor of the building as identified and described in attached Exhibit B and the entire third floor of the building. Seller has the right to terminate portions of such occupancy or the entirety thereof as of the end of any calendar month by giving thirty (30) days prior written notice to Buyer. Notwithstanding the foregoing, Seller's occupancy of the second floor of the building shall not extend beyond June 30, 2003 (time is of the essence); Seller's occupancy of the first floor shall not extend beyond December 31, 2003 (time is of the essence) and Seller's occupancy of the third floor of the building shall not extend beyond March 31, 2004 (time is of the essence), and on or prior to such dates Seller shall have completely vacated from those floors of the building as aforesaid. Seller shall pay to Buyer monthly in arrears $13.25 for each square foot per annum occupied by or segregated for the benefit of Seller during any portion of the month and $6.65 for each square foot per annum of shared space during any portion of the month. Initially (on Closing Date) the space to be occupied by Seller and the shared space are shown on attached Exhibit B. Such monthly square footage charge is intended to be all inclusive and Seller shall not be separately charged for its proportionate share of real estate taxes, insurance premium, operating expense, HVAC, utilities or other costs. Seller shall peaceably and quietly have, hold and enjoy such space during such term. During the term of Seller's post-closing occupancy, Seller shall be entitled to all services, maintenance and utilities Seller enjoys prior to the Closing and to the levels and capacity sufficient for Seller's use and operation. Seller shall at all times maintain in effect commercial general liability insurance protecting and insuring Seller and naming Buyer as an additional insured for claims arising out of the use or occupancy of the Property by Seller and having a combined single limit liability of not less than two million dollars ($2,000,000.00) for bodily injury, death and property damage. Seller shall also maintain standard "All-Risk" property insurance, on a replacement cost basis, in an amount adequate to cover the full insurable replacement value of all of Seller's personal property and such insurance shall provide that the insurer waives all rights of recovery by way of subrogation or otherwise against Buyer. Seller shall provide Buyer with evidence of such insurance coverages reasonably acceptable to Buyer prior to the Closing Date. Seller and Buyer prior to Closing Date shall work together to the end that there shall be appropriate space segregation and security respecting those portions of the building occupied by the respective parties. Seller shall have a license to use all of the Personal Property at no extra cost to Seller which is located in the Seller's space as of the Effective Date during Seller's post-closing occupancy term. In the event of any fire or other casualty during Seller's post-closing occupancy term, Seller shall have the right to terminate said occupancy by providing Buyer with ten (10) business days prior written notice from the date of said fire or casualty. Buyer must provide Seller with reasonable prior notice of any shut down of the fire safety systems.

      Seller shall have uninterrupted access to the shared space and building systems during Seller's post-closing occupancy. Seller shall have exclusive control of the building automation system (Steafa Product Version MS1800-2.1) to the extent necessary to maintain the cooling setpoints and alarm points and to have said sytem page Seller's facilities personnel for the computer room located on the second floor of the building. Buyer shall control the building security system, but provision shall be made for Seller's full and complete access to the shared space and space occupied by Seller in the building. Buyer shall maintain the Property in good order, condition and repair, including, without limitation, the foundation, roof structure and other structural parts, all heating, ventilation and air conditioning equipment, electrical and plumbing installations which serve the Property. Seller shall have the right to abate the rental due hereunder due to failure or interruption of services provided by Buyer to Seller for a period of forty-eight (48) hours or more. Buyer understands and agrees that any designing, installation, remodeling, demising or reworking of the Property done during Seller's post-closing occupancy shall be conducted as not to unreasonably interfere with, or shall take into consideration, the use and operation of the Property by Seller. In the event Buyer or its agents, consultants, engineers, architects, employees or representatives damages any Personal Property or portions of the Real Property used and enjoyed by Seller, Buyer shall restore or replace the Property to its condition existing immediately prior to the damage caused by Buyer or its agents, consultants, engineers, architects, employees or representatives. Rent shall be abated for failure or interruption of Landlord services if such interruption or failure is caused by Landlord's sole negligence or willful misconduct.

      Seller acknowledges that Buyer is purchasing the Property to consolidate and relocate its Information Technology Department and Material Management Department, which are presently situated in other locations. Further, Seller acknowledges that time constraints for such relocation are critical and that Buyer's occupancy of the entire second floor of the building on June 30, 2003 is a material consideration for Buyer entering into this Agreement. The extent of damages and monetary loss to Buyer by reason of Seller's failure to fully vacate from the second floor of the building on or prior to June 30, 2003 will be difficult to ascertain and, accordingly, at Closing fifty thousand dollars ($50,000.00) shall be deposited in escrow with the Title Company with instructions that if Seller has vacated from the second floor of the building on or prior to June 30, 2003, then such sums are to be paid over to Seller. The instructions to the Title Company shall also state that if Seller has not completely vacated from the second floor of the building on or prior to June 30, 2003, then the amount on deposit with the Title Company shall be paid over to Buyer. The parties at Closing shall enter into an Escrow Agreement with the Title Company in form and substance reasonably acceptable to the parties and the Title Company. In addition to the fifty thousand dollar ($50,000.00) payment as aforesaid, Seller shall pay to Buyer ten thousand dollars ($10,000.00) a day for each day Seller remains in possession of any part of the second floor of the building beyond June 30, 2003; provided, that, Seller shall not be obligated to pay Buyer any such amounts if Seller's failure to vacate the entire second floor of the building directly relates to any acts or omissions caused by Buyer or its affiliates, employees, agents or representatives. Such occupancy payment shall be made by Seller to Buyer within five (5) days after demand. The foregoing provisions shall constitute liquidated damages by reason of Seller's failure to remove and vacate from the second floor of the building on or prior to June 30, 2003 and shall not constitute a penalty. The provisions contained herein are in addition to and shall not be limited by the provisions contained in Section 7.1(d), above.

      The terms and provisions of Article 9 hereof shall survive the Closing.

                                   ARTICLE 10

                                     Closing

      10.1 Procedure. Seller and Buyer shall cause the following to occur at the Closing on the Closing Date:

      (a) Seller shall date as of the Closing Date, execute and acknowledge, and deliver the Deed to Buyer.

      (b) Seller shall date as of the Closing Date, execute and deliver to Buyer
(i) the Bill of Sale, (ii) the Assignment of Contracts, (iii) the Assignment of Permits, (iv) a Certificate of Non-Foreign Status in accordance with Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder, and (v) a Wisconsin Real Estate Transfer Return.

      (c) Buyer shall date as of the Closing Date, execute and deliver to Seller
(i) a duplicate Assignment of Contracts, (ii) a duplicate Bill of Sale, (iii) a duplicate Assignment of Permits, and (iv) a duplicate Wisconsin Real Estate Transfer Return.

      (d) Buyer shall pay to Seller the net Purchase Price (less fifty thousand dollars ($50,000.00) to be deposited in escrow as provided in Section 9.2, above) for the Property in accordance with Section 2.1.

      (e) The Title Company shall issue to Buyer the title insurance policy described in Section 8.2(d).

      (f) The Title Company shall file the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

      (g) Seller and Buyer shall date as of the Closing Date, execute and deliver all other documents and information which is customary and necessary to close this transaction in accordance with the terms and conditions of this Agreement.

      10.2 Possession. Seller shall transfer possession of the Real Property and the Personal Property to Buyer on the Closing Date subject to Seller's occupancy as provided in Section 9.2, above and subject to any covenants or restrictions contained herein or contained in the Deed. The acceptance by Buyer of the delivery of the Deed at the Closing shall constitute full performance and discharge of every agreement and obligation (either express or implied) on the part of Seller to be performed pursuant to this Agreement and no representation, warranty or agreement, express or implied, of Seller shall survive the Closing except those which are herein specifically stated to survive the Closing. If not previously delivered to Buyer, Seller shall deliver originals of the documents described in Section 5.1 (which are in Seller's possession), all files, correspondence, maintenance records and operating manuals relating to the Real Property, and all keys (properly tagged or identified) to the Real Property to Buyer on the Closing Date. Notwithstanding the foregoing, delivery of such materials need not be formally made by Seller to Buyer at Closing, but rather shall be deemed to have been made if such materials (to the extent Seller has them in his possession) are kept at a location at the Real Property to which Buyer has access to upon occurrence of the Closing. The originals of such documents and such keys shall become the property of Buyer on the Closing Date. On the Closing Date or promptly thereafter Seller and Buyer shall send notices, in form and substance reasonably satisfactory to Buyer, to all vendors and contractors under the Operating Agreements and Warranties informing them that Seller sold the Property to Buyer on the Closing Date.

      10.3 Closing Costs and Credits. Seller shall pay the following costs in connection with the Closing, including: the premium for the ALTA Owner's Title Insurance Policy described in Section 8.2(d) (excluding any costs charged for endorsements requested by Buyer and extended coverage); one-half of the escrow and closing fee charged by the Title Company; the cost related to the Existing Survey as set forth in Section 5.5 hereof; the Wisconsin Real Estate Transfer Fee; and the broker fees and commissions due and payable to CB Richard Ellis ("CB") in accordance with a separate agreement entered into by CB and Seller. Buyer shall pay one-half of the escrow and closing fee charged by the Title Company; the costs of extended coverage over the general title exceptions for the Owner's Title Policy and any title endorsement included therein; the cost of Lender's title insurance premium, including any cost for extended coverage over general title exceptions and any title endorsements included therein; the cost of recording the Deed and any other documents related to Buyer's financing; and the costs relating to the Survey as set forth in Section 5.5 hereof.

      10.4 Prorations. Seller shall pay all taxes, assessments, utilities, maintenance charges, invoices for goods furnished or services supplied, and all other expenses relating to the Property, which are billed and become payable prior to the Closing Date, whether allocable to the period before or after the Closing Date and the same shall be prorated as of the Closing Date.

                                   ARTICLE 11

                                     General

      11.1 Notices. All notices and other communications under this Agreement shall be properly given only if made in writing and either (i) mailed by certified mail, return receipt requested, postage prepaid, (ii) reputable overnight delivery service, (iii) legible facsimile transmission, or (iv) delivered by hand (including messenger or recognized delivery, courier or air express service) to the party at the address set forth in this Section 11.1 or such other address as such party may designate by notice to the other party. Such notices and other communications shall be effective on the date of receipt (evidenced by the certified mail receipt or acceptance of delivery) if mailed, on the date of hand delivery if hand delivered or as of the date of the facsimile transmission if transmitted via facsimile. If any such notice or communication is not received or cannot be delivered due to a change in the address or facsimile number of the receiving party of which notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such notice or other communication shall be effective on the date delivery is attempted. Any notice or other communication under this Agreement may be given on behalf of a party by the attorney for such party.

      SELLER:                             BUYER:
      Colleen Adstedt                     John D. Oliverio
      Senior Vice President               President and CEO
      eFunds Corporation                  Wheaton Franciscan Services, Inc.
      Gainey Center II                    26 West 171 Roosevelt Road
      8501 North Scottsdale Road          Wheaton, Illinois  60187
      Scottsdale, Arizona  85253          Fax:  (630) 784-2505
      Fax:  (480) 629-7606

      11.2 Attorneys' Fees. If there is any legal action or proceeding between Seller and Buyer arising from or based on this Agreement, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys' fees and disbursements, incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith. If such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys' fees and disbursements shall be included in and as a part of such judgment.

      11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

      11.4 Construction. Seller and Buyer acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any document executed and delivered by either party in connection with the transactions contemplated by this Agreement. The captions in this Agreement are for convenience of reference only and shall not be used to interpret this Agreement.

      11.5 Terms Generally. The defined terms in this Agreement shall apply equally to both the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "person" includes individuals, corporations, partnerships, trusts, other legal entities, organizations and associations, and any government or governmental agency or authority. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "approval," "consent" and "notice" shall be deemed to be preceded by the word "written."

      11.6 Further Assurances. From and after the date of this Agreement, Seller and Buyer agree to do such things, perform such acts, and make, execute, acknowledge and deliver such documents as may be reasonably necessary to complete the transactions contemplated by this Agreement and to carry out the purpose of this Agreement in accordance with this Agreement.

      11.7 Partial Invalidity. If any provision of this Agreement is determined by a proper court to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall remain in full force and effect without such invalid, illegal or unenforceable provision.

      11.8 Waivers. No waiver of any provision of this Agreement or any breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement.

      11.9 Miscellaneous. The Exhibits and Schedules attached to this Agreement are made a part of this Agreement. This Agreement shall benefit and bind Seller and Buyer and their respective personal representatives, heirs, successors and assigns. Time is of the essence of this Agreement. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement. This Agreement may not be amended or modified except by a written instrument signed by Seller and Buyer. This Agreement constitutes the entire and integrated agreement between Seller and Buyer relating to the purchase and sale of the Property and supersedes all prior agreements, understandings, offers and negotiations, oral or written, with respect to the purchase and sale of the Property. The covenants, terms and conditions of this Agreement shall survive the Closing.

      11.10 Execution. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same Agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterparts.

      11.11 Assignment. Buyer shall not assign its rights or obligations hereunder, directly or indirectly, by agreement, operation of law or otherwise, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this paragraph shall be null and void. Except as otherwise provided, if Buyer assigns or purports to assign this Agreement, then, at Seller's option, this Agreement shall terminate and the Deposit shall be paid to Seller and become Seller's property as its sole and exclusive remedy. Notwithstanding the foregoing, Buyer may elect to designate a nominee to take title to the Real Property provided Buyer delivers written notice to Seller of such election at least ten (10) business days prior to the Closing Date, which notice shall include the name and entity information of Buyer's nominee. Notwithstanding the election described in the preceding sentence, Buyer acknowledges that Seller shall have the right to pursue any rights and remedies Seller may have against the Buyer for any default or breach of this Agreement.

      11.12 Section 1031 Exchange. Buyer and Seller agree that either party may elect to structure the conveyance of the Real Property as an exchange pursuant to Section 1031 of the Internal Revenue Code 1986, as amended (the "Code"), provided that such party gives notice of such election to the other party at least ten (10) days prior to the Closing Date, but in the event Buyer elects to exchange, Seller shall receive cash at Closing. If such an exchange is elected by such party ("electing party"), the electing party and other party may enter into an exchange agreement acceptable to both Buyer and Seller. As an alternative, the electing party may elect to enter into an exchange agreement with a third party to effect such exchange in accordance with Section 1031 of the Code. Neither party makes any representation or guarantee to the other that the transactions contemplated under this provision will result in any particular tax treatment to the other party, or will qualify as an exchange under Section 1031 of the Code. The electing party will assume all costs and expenses, including attorneys' fees, incurred in connection with such election to structure the transaction as an exchange in accordance with Section 1031 of the Code. In the event that Seller elects to assign any of its rights or interests under this Agreement to any deferred exchange company (or other entity) pursuant to any such exchange pursuant to Section 1031 of the Code, then Buyer hereby covenants and agrees that it will not object to any subsequent re-assignment by such deferred exchange company (or other entity) to Seller of any (or any portion of) such rights and interests. The terms of this Section shall survive the Closing hereof. Seller and Buyer agree that, at the request of the electing party, they will execute such agreements and other documents as may be necessary, in the reasonable opinion of respective counsel for the parties, to complete and otherwise effectuate the exchange of properties in accordance with Section 1031 of the Code. The electing party hereby indemnifies and holds the non-exchanging party harmless in connection with any actual loss, cost or damages suffered by the non-exchanging party concerning or arising out of such exchange or deferred exchange, which indemnification shall survive the Closing hereof.

      11.13 Default.

      BY BUYER. If the sale and purchase contemplated by this Agreement is not consummated because of Buyer's default, and such default is not cured within seven (7) business days after written notice from Seller of such default, Seller shall retain the Deposit and any interest accrued thereon as full liquidated damages for such default of Buyer, Title Company shall return any other deposits made with it by either party, and neither party shall have any further rights or obligations hereunder, excluding those obligations which expressly survive termination of this Agreement. The parties hereto acknowledge that it is impossible to precisely estimate the damages to be suffered by Seller upon Buyer's default, and the parties expressly acknowledge that retention of the Deposit is intended not as a penalty but as full liquidated damages. Seller's right to retain the Deposit as full liquidated damages is Seller's sole and exclusive remedy in the event of default hereunder by Buyer. In the event the sale and purchase contemplated by this Agreement is not consummated because of Buyer's default, Buyer hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller to recover the Deposit or any part thereof on any ground, including, without limitation, on the ground that it is unreasonable in amount or that its retention by Seller is a penalty and not agreed upon as reasonable liquidated damages.

      BY SELLER. If the sale and purchase contemplated by this Agreement is not consummated because of Seller's default, and such default is not cured within seven (7) business days after written notice from Buyer of such default, Buyer shall have the right, at its election, to either (but not both): (a) seek the remedy of specific performance and its reasonable attorney's fees and costs incurred in seeking such remedy, or (b) to seek money damages from Seller in an amount equal to the actual damages sustained by Buyer by reason of Seller's default hereunder; provided, however, that in no event shall Buyer have the right to recover any damages from Seller under this Agreement in an amount which is in excess of Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00). Buyer shall notify Seller of its election to seek the remedy of specific performance on or before the date which is five (5) business days after the expiration of the aforesaid seven (7) business day cure period provided to Seller. In the event Buyer fails to provide Seller written notice of such election within the five (5) business day time period, Buyer shall be deemed to have waived its election to seek the remedy of specific performance. Buyer, at its option, may elect to waive the performance of any condition, contingency or provision in Buyer's favor set forth in this Agreement.

      IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first hereinabove written.

SELLER:                                EFUNDS CORPORATION,
                                       a Delaware corporation


                                       By   /s/ Thomas S. Liston
                                         ---------------------------------------
                                            Name:  Thomas S. Liston
                                            Title:  Chief Financial Office

                                       Date of execution January 16, 2003


BUYER:                                 WHEATON FRANCISCAN SERVICES, INC.,
                                       an Illinois non-stock corporation


                                       By   /s/ John D. Oliverio
                                         ---------------------------------------
                                            Name: John D. Oliverio
                                            Title: President/CEO


                                       By   /s/ William H. Blum
                                         ---------------------------------------
                                            Name: William H. Blum
                                            Title: Assistant Secretary/Treasurer

                                       Date of execution January 10, 2003